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                                                                    EXHIBIT 11

                                 ENDOCARE, INC.

                        CALCULATION OF EARNINGS PER SHARE


                                              THREE MONTHS         NINE MONTHS
                                                 ENDED                ENDED
                                              SEPTEMBER 30,       SEPTEMBER 30,
                                                  1997                1997
                                              -------------       -------------
Net loss                                       $1,090,175          $2,889,453
                                               ==========          ==========
Weighted average number of common
  shares outstanding during the period          8,244,000           7,960,000
                                               ==========          ==========

Primary net loss per share                     $     (.13)         $     (.36)
                                               ==========          ==========

Fully diluted net loss per share               $     (.13)         $     (.36)
                                               ==========          ==========


The effect of potential exercise of common stock options and warrants is not included in these calculations because such effect would be anti-dilutive.


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